Exhibit 107

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A Common Stock, $0.0001 par value per share to be issued pursuant to the 2021 Equity Incentive Plan	457	(c)	12,030,280(2)	(3)	$7.16	(7)	$86,136,804.80	0.0000927	$7,984.88
Fees to Be Paid	Equity	Class A Common Stock, $0.0001 par value per share to be issued pursuant to the 2021 Employee Stock Purchase Plan	457	(c)	2,411,452(4)	(5)	$7.16	(7)	$17,265,996.32	0.0000927	$1,600.56
Fees to Be Paid	Equity	Class A Common Stock, $0.0001 par value per share to be issued pursuant to the Amended and Restated Equity Incentive Plan	457	(c)	5,409,771	(6)	$7.16	(7)	$38,733,960.36	0.0000927	$3,590.64
Total Offering Amount / Registration Fee									$142,136,761.48		$13,177
Fees Previously Paid											N/A
Fee Offsets											N/A
Net Fees Due											$13,177

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A Common Stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Class A Common Stock
(2)	Represents the aggregate amount of such shares approved and reserved for issuance under the 2021 Equity Incentive Plan.
(3)	The number of shares of Class A Common Stock reserved for issuance under the 2021 Equity Incentive Plan will automatically increase on first business day of each year in an amount equal to 4% of the total number of shares of the Registrant’s Class A Stock and Class B Stock outstanding as of the last day of the immediately preceding calendar year; provided, however, that the compensation committee of the Registrant’s board of directors may determine that the increase for such year will be a lesser number of shares of Class A Common Stock.
(4)	Represents the aggregate amount of such shares approved and reserved for issuance under the 2021 Employee Stock Purchase Plan.
(5)	The number of shares of Class A Common Stock reserved for issuance under the 2021 Employee Stock Purchase Plan will automatically increase on first business day of each year in an amount equal to 1% of the total number of shares of the Registrant’s Class A Stock and Class B Stock outstanding as of the last day of the immediately preceding calendar year; provided, however, that the compensation committee of the Registrant’s board of directors may determine that the increase for such year will be a lesser number of shares of Class A Common Stock.
(6)	The number of shares of Class A Common Stock issuable upon exercise of converted options that were outstanding under the CompoSecure, L.L.C. Amended and Restated Equity Incentive Plan (the “Assumed Equity Incentive Plan”) and assumed by the Registrant in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated April 19, 2021, by and among Roman DBDR Tech Acquisition Corp., Roman Parent Merger Sub, LLC, CompoSecure Holdings, L.L.C. and LLR Equity Partners IV, L.P. as subsequently amended by that certain Amendment No. 1 to the Agreement and Plan of Merger, dated as of May 25, 2021.
(7)	Calculated pursuant to Rule 457(c) of the Securities Act, solely for the purpose of computing the registration fee, based upon the average of the high and low selling prices of the Class A common stock on March 11, 2022, as reported on the Nasdaq Global Market, under the symbol “CMPO.”